Filed pursuant to Rule 424(b)(5)
Registration No. 333-280117

AMENDMENT NO. 1 DATED MARCH 6, 2026

TO PROSPECTUS SUPPLEMENT DATED OCTOBER 31, 2024

(To Prospectus dated June 11, 2024)

Up to $413,650,000

Common Stock

This Amendment No. 1 to prospectus supplement (the amendment) amends our prospectus supplement dated October 31, 2024 (the prospectus supplement). This amendment should be read in conjunction with the prospectus supplement and the accompanying prospectus dated June 11, 2024 (the prospectus), both of which are to be delivered with this amendment. This amendment amends only those sections of the prospectus supplement listed in this amendment, all other sections of the prospectus supplement remain as is.

We have entered into an Equity Distribution Agreement dated August 4, 2021, as amended by Amendment No. 1 to the Equity Distribution Agreement dated July 11, 2024, Amendment No. 2 to the Equity Distribution Agreement dated October 31, 2024 and Amendment No. 3 to the Equity Distribution Agreement dated March 6, 2026 (such amendment, the Equity Distribution Agreement Amendment and collectively, the Equity Distribution Agreement) with Piper Sandler & Co. (Piper Sandler) relating to shares of our common stock offered by this amendment and the prospectus supplement. The Equity Distribution Agreement Amendment increased the total amount of our common stock, $0.001 par value per share (the common stock) that we may offer and sell under the Equity Distribution Agreement to $413.65 million (which amount includes shares that we sold under the Equity Distribution Agreement following Amendment No. 2 to the Equity Distribution Agreement and prior to the date of this amendment) from time to time through Piper Sandler acting as our agent. We are filing this amendment to amend the prospectus supplement to increase the aggregate dollar amount of the shares of common stock that we may sell pursuant to the Equity Distribution Agreement. Following Amendment No. 2 to the Equity Distribution Agreement and as of the date of this amendment, we have sold an aggregate of 4,634,393 shares of our common stock pursuant to the Equity Distribution Agreement for gross proceeds of approximately $113.65 million.

Our common stock is traded on The Nasdaq Global Market under the symbol “NRIX.” The last reported sale price of our common stock on The Nasdaq Global Market on March 5, 2026 was $15.22 per share.

Sales of our common stock, if any, under this amendment, the prospectus supplement and the accompanying prospectus may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the Securities Act). Piper Sandler is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between Piper Sandler and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Piper Sandler will be entitled to compensation at a commission rate of up to 3.0% of the gross sales price per share sold. In connection with the sale of the common stock on our behalf, Piper Sandler will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Piper Sandler will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Piper Sandler with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the Exchange Act). See the section entitled “Plan of Distribution” beginning on page S-12 of this amendment for additional information regarding the compensation to be paid to Piper Sandler.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page S-5 of this amendment, and page 4 of the accompanying prospectus, in the other documents that are incorporated by reference herein and therein and any free writing prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this amendment, the prospectus supplement or the accompanying prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

Piper Sandler

The date of this Amendment No. 1 to Prospectus Supplement is March 6, 2026.

Amendment No. 1 to Prospectus Supplement

ABOUT THIS AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT

This amendment, the prospectus supplement and the accompanying prospectus are part of an automatic registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities as described in the accompanying prospectus in one or more offerings. Under this amendment and the prospectus supplement, we may from time to time sell shares of our common stock having an aggregate offering price of up to $413.65 million (which amount includes shares that we sold under the Equity Distribution Agreement following Amendment No. 2 to the Equity Distribution Agreement and prior to the date of this amendment), at prices and on terms to be determined by market conditions at the time of the offering.

This amendment and the prospectus supplement describe the terms of this offering of common stock and also add to and update information contained in the documents incorporated by reference into this amendment and the prospectus supplement. To the extent there is a conflict between the information contained in this amendment, on the one hand, and the information contained in the prospectus supplement, the accompanying prospectus or in any document incorporated by reference into this amendment, the prospectus supplement or the accompanying prospectus that was filed with the SEC before the date of this amendment, on the other hand, you should rely on the information in this amendment. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this amendment—the statement in the document having the later date modifies or supersedes the earlier statement.

We have not, and Piper Sandler has not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this amendment, the prospectus supplement, the accompanying prospectus or any related free writing prospectus to which we have referred you. Neither we nor Piper Sandler take any responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We are not, and Piper Sandler is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this amendment, the prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this amendment, the prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

When we refer to “Nurix,” “we,” “our,” “us,” the “Registrant,” the “Company” and “our company” in this amendment, we mean Nurix Therapeutics, Inc., a Delaware corporation, unless otherwise specified.

The mark “Nurix” is our registered trademark in Canada, France, Germany, Italy, Japan, Mexico, Spain, the United Kingdom and the United States. The Nurix logo is our common law trademark. All other service marks, trademarks and trade names appearing in this amendment are the property of their respective owners. Solely for convenience, the trademarks and tradenames referred to in this amendment appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.nurixtx.com. The information on our website, however, is not, and should not be deemed to be, a part of this amendment or the prospectus supplement.

This amendment and the prospectus supplement are a part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this amendment and the prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above, or at our principal executive offices, 1600 Sierra Point Parkway, Brisbane, California 94005, during normal business hours.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this amendment and the prospectus supplement, and information we file later with the SEC will automatically update and supersede this information. A Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this amendment or the prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this amendment and the prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2025, filed with the SEC on January 28, 2026;

•	our Current Report on Form 8-K filed with the SEC on December 9, 2025; and

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the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 20, 2020 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference in this amendment and the prospectus supplement and deemed to be part of the prospectus supplement from the date of the filing of such reports and documents.

We will furnish without charge to you, on written or oral request, a copy of any or all of such documents that have been incorporated by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this amendment and the prospectus supplement incorporate). Written or oral requests for copies should be directed to Corporate Secretary, Nurix Therapeutics, Inc., 1600 Sierra Point Parkway, Brisbane, California 94005, telephone (415) 660-5320.

THE OFFERING

Common Stock Offered by Us	Shares of our common stock having an aggregate offering price of up to $413.65 million, which includes $113.65 million in gross proceeds sold under the Equity Distribution Agreement following Amendment No. 2 to the Equity Distribution Agreement and prior to the date of this amendment.

Common Stock to Be Outstanding Immediately After This Offering	Up to 121,518,390 shares of common stock assuming sales of 19,710,906 shares of our common stock in this offering at an offering price of $15.22 per share, which was the last reported sale price of our common stock on The Nasdaq Global Market on March 5, 2026 (which offering amount excludes 4,634,393 shares of our common stock previously sold under the Equity Distribution Agreement following Amendment No. 2 to the Equity Distribution Agreement and prior to the date of this amendment, including 1,000,000 shares sold subsequent to November 30, 2025). The actual number of shares issued will vary depending on the number of shares that are sold and the sales price under this offering.

Plan of Distribution	“At the market offering” that may be made from time to time through our sales agent, Piper Sandler. See the section entitled “Plan of Distribution.”

Use of Proceeds	We currently intend to use any net proceeds from the sale of common stock under this amendment and the prospectus supplement primarily for general corporate purposes, which may include funding research, clinical and process development, increasing working capital and capital expenditures. See the section entitled “Use of Proceeds.”

Risk Factors	Investing in our common stock involves significant risks. See the disclosure under the heading “Risk Factors” in this amendment and the accompanying prospectus and under similar headings in other documents incorporated by reference herein and therein and any free writing prospectus.

The Nasdaq Global Market Symbol	“NRIX”

The number of shares of our common stock shown above to be outstanding after this offering is based on 101,807,484 shares of our common stock outstanding as of November 30, 2025, and excludes:

•	11,372,272 shares of common stock issuable upon the exercise of stock options outstanding as of November 30, 2025, with a weighted-average exercise price of $15.76 per share;

•	1,869,552 shares of common stock issuable upon the exercise of stock options granted after November 30, 2025, with a weighted-average exercise price of $16.73 per share;

•	2,245,837 shares of common stock issuable upon the vesting and settlement of restricted stock units (RSUs) outstanding as of November 30, 2025;

•	1,605,456 shares of common stock issuable upon the vesting and settlement of RSUs granted after November 30, 2025;

•	7,577,909 shares of common stock issuable upon exercise of pre-funded warrants outstanding as of November 30, 2025, with an exercise price of $0.001 per share;

•

3,420,527 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of (i) 1,113,277 shares of common stock reserved for future issuance under our 2020 Equity Incentive Plan (2020 Plan) as of November 30, 2025 (which number of shares does not include the stock options to purchase shares of our common stock or RSUs settleable for shares of our common stock granted after November 30, 2025) and (ii) 2,307,250 shares of common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan (2020 ESPP) as of November 30, 2025;

•	2,033,200 shares of common stock reserved for future issuance under our 2024 Equity Inducement Plan (2024 Inducement Plan) after November 30, 2025; and

•	1,000,000 shares of our common stock issued pursuant to the Equity Distribution Agreement and the prospectus supplement after November 30, 2025.

Except as otherwise indicated, all information in this amendment does not assume or give effect to any exercise of outstanding options or pre-funded warrants or the vesting and settlement of RSUs after November 30, 2025.

RISK FACTORS

Investment in any securities offered pursuant to this amendment, the prospectus supplement and the accompanying prospectus involves risks. You should carefully consider the risk factors described below and in our Annual Report on Form 10-K for the fiscal year ended November 30, 2025 incorporated by reference in this amendment, the prospectus supplement, any further amendment or update thereto reflected in subsequent filings with the SEC, including in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference in this amendment and the prospectus supplement, as updated by our subsequent filings under the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Relating to this Offering

If you purchase shares of our common stock sold in this offering, you may experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to you.

The price per share of our common stock being offered may be higher than the net tangible book value per share of our outstanding common stock prior to this offering. Assuming that an aggregate of 19,710,906 shares of our common stock are sold in this offering, which offering amount excludes 4,634,393 shares of our common stock previously sold under the Equity Distribution Agreement following Amendment No. 2 to the Equity Distribution Agreement and prior to the date of this amendment, including 1,000,000 shares sold subsequent to November 30, 2025, at a price of $15.22 per share, the last reported sale price of our common stock on The Nasdaq Global Market on March 5, 2026, for aggregate gross proceeds of approximately $300.0 million, and after deducting commissions and estimated offering expenses payable by us, new investors in this offering will incur immediate dilution of $8.35 per share. For a more detailed discussion of the foregoing, see the section entitled “Dilution” below. To the extent outstanding stock options or pre-funded warrants are exercised, or RSUs vest and settle, there will be further dilution to new investors. In addition, to the extent we need to raise additional capital in the future and we issue additional shares of common stock or securities convertible or exchangeable for our common stock, our then existing stockholders may experience dilution and the new securities may have rights senior to those of our common stock offered in this offering.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds to us from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline. See the section entitled “Use of Proceeds” for a description of our proposed use of proceeds from this offering.

The actual number of shares we will issue under the Equity Distribution Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Equity Distribution Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Piper Sandler at any time throughout the term of the Equity Distribution Agreement. The number of shares that are sold by Piper Sandler after delivering a placement notice will fluctuate based on the market price of the common stock during the sales period and limits we set with Piper Sandler. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This amendment, the prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial performance and conditions, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by such terminology as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these words. Forward-looking statements include, but are not limited to, statements about:

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the timing and conduct of our clinical trial programs for our lead drug candidates bexobrutideg (NX-5948), zelebrudomide (NX-2127) and NX-1607 and other drug candidates, including statements regarding the timing of data and anticipated announcements, the selection of new development candidates and the initiation of clinical trials;

•	the timing of, and our ability to obtain, marketing approvals for our lead drug candidates bexobrutideg, zelebrudomide, and NX-1607 and other drug candidates;

•	our plans to pursue research and development of other drug candidates;

•	the timing of investigational new drug application submissions for our drug candidates;

•	the potential advantages of our DEL-AI platform, our drug candidates and degraderantibody conjugates (DACs);

•	the extent to which our scientific approach, our DEL-AI platform, protein degradation, antibody-drug conjugation and DACs may potentially address a broad range of diseases;

•	the potential benefits of our arrangements with Gilead Sciences, Inc., Sanofi S.A. and Seagen Inc. (now a part of Pfizer Inc.);

•	the timing of and our ability to obtain and maintain regulatory approvals for our drug candidates;

•	the potential receipt of revenue from future sales of our drug candidates;

•	the rate and degree of market acceptance and clinical utility of our drug candidates;

•	our estimates regarding the potential market opportunity for our drug candidates;

•	our sales, marketing and distribution capabilities and strategy;

•	our ability to establish and maintain arrangements for the manufacturing of our drug candidates;

•

the expected impact of global business, political and macroeconomic conditions, including inflation, interest rate fluctuations and volatile market conditions, changing tariff policies and trade restrictions, uncertainty with respect to the federal budget and debt ceiling and potential government shutdowns related thereto, cybersecurity events, instability in the global banking system, and global events, including regional conflicts around the world, on our business, clinical trials, financial condition, liquidity and results of operations;

•	the potential achievement of milestones and receipt of royalty payments under our collaborations;

•	our ability to enter into additional collaborations with third parties;

•	our intellectual property position;

•	our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

•	the impact of government laws and regulations; and

•	our competitive position.

Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control, including those described in the section titled “Risk Factors” and elsewhere in this amendment, the prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and any free writing prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Accordingly, you should not place undue reliance on forward-looking statements as predictions of future events. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this amendment, to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this amendment, the prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, any free writing prospectus and the documents that we reference in this amendment, the prospectus supplement and the accompanying prospectus and have filed with the SEC, as exhibits to the registration statement of which this amendment and the prospectus supplement are a part, with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $413.65 million from time to time, which includes $113.65 million in gross proceeds sold pursuant to the Equity Distribution Agreement following Amendment No. 2 to the Equity Distribution Agreement and prior to the date of this amendment. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any additional shares under or fully utilize the Equity Distribution Agreement as a source of financing.

We currently intend to use any net proceeds from the sale of common stock under this amendment and the prospectus supplement primarily for general corporate purposes, which may include funding research, clinical and process development, increasing working capital and capital expenditures. Additionally, we may use a portion of the net proceeds from this offering to expand our current business by in-licensing or acquiring, as the case may be, commercial products, product candidates, technologies, compounds, other assets or complementary businesses, using cash or shares of our common stock. However, we have no current commitments or obligations to do so.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials and other development efforts and other factors described under “Risk Factors” in this amendment, the prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and any free writing prospectus, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending their use as described above, we intend to invest the net proceeds to us from this offering in marketable securities that may include short-term or long-term investment-grade interest-bearing securities, money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value of our common stock as of November 30, 2025 was approximately $538.7 million, or approximately $5.29 per share of common stock based upon 101,807,484 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of November 30, 2025.

After giving effect to the sale of our common stock in the aggregate amount of $300.0 million, which offering amount excludes 4,634,393 shares of our common stock previously sold under the Equity Distribution Agreement following Amendment No. 2 to the Equity Distribution Agreement and prior to the date of this amendment, including 1,000,000 shares sold subsequent to November 30, 2025, at an assumed offering price of $15.22 per share, the last reported sale price of our common stock on The Nasdaq Global Market on March 5, 2026, and after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of November 30, 2025, would have been $834.4 million, or $6.87 per share of common stock. This represents an immediate increase in net tangible book value of $1.58 per share to our existing stockholders and an immediate dilution in net tangible book value of $8.35 per share to new investors in this offering.

The following table illustrates this calculation on a per share basis. The as-adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to this amendment and the prospectus supplement. The as-adjusted information assumes that all of our common stock in the aggregate amount of $300.0 million is sold at the assumed offering price of $15.22 per share, the last reported sale price of our common stock on The Nasdaq Global Market on March 5, 2026. The shares sold in this offering, if any, will be sold from time to time at various prices.

Assumed public offering price per share		$15.22
Net tangible book value per share as of November 30, 2025	$5.29
Increase in net tangible book value per share attributable to the offering	1.58

As adjusted net tangible book value per share after giving effect to the offering		6.87

Dilution per share to new investors participating in the offering		$8.35

The number of shares of our common stock shown above to be outstanding after this offering is based on 101,807,484 shares of our common stock outstanding as of November 30, 2025, and excludes:

•	11,372,272 shares of common stock issuable upon the exercise of stock options outstanding as of November 30, 2025, with a weighted-average exercise price of $15.76 per share;

•	1,869,552 shares of common stock issuable upon the exercise of stock options granted after November 30, 2025, with a weighted-average exercise price of $16.73 per share;

•	2,245,837 shares of common stock issuable upon the vesting and settlement of RSUs outstanding as of November 30, 2025;

•	1,605,456 shares of common stock issuable upon the vesting and settlement of RSUs granted after November 30, 2025;

•	7,577,909 shares of common stock issuable upon exercise of pre-funded warrants outstanding as of November 30, 2025, with an exercise price of $0.001 per share;

•

3,420,527 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of (i) 1,113,277 shares of common stock reserved for future issuance under our 2020 Plan as of November 30, 2025 (which number of shares does not include the stock options to purchase shares of our common stock or RSUs settleable for shares of our common stock granted after November 30, 2025) and (ii) 2,307,250 shares of common stock reserved for future issuance under our 2020 ESPP as of November 30, 2025;

•	2,033,200 shares of common stock reserved for future issuance under our 2024 Inducement Plan after November 30, 2025; and

•	1,000,000 shares of our common stock issued pursuant the Equity Distribution Agreement and the prospectus supplement after November 30, 2025.

The foregoing table does not give effect to the exercise of any outstanding options or pre-funded warrants or the vesting and settlement of RSUs after November 30, 2025. To the extent outstanding options or pre-funded warrants are exercised or RSUs vest and settle, there will be further dilution to new investors.

PLAN OF DISTRIBUTION

We have entered into the Equity Distribution Agreement dated August 4, 2021, as amended by Amendment No. 1 to the Equity Distribution Agreement dated July 11, 2024, Amendment No. 2 to the Equity Distribution Agreement dated October 31, 2024 and Amendment No. 3 to the Equity Distribution Agreement dated March 6, 2026, with Piper Sandler. The Equity Distribution Agreement Amendment increased the total amount of common stock that we may issue and sell under the Equity Distribution Agreement from up to $300,000,000 following Amendment No. 2 to the Equity Distribution Agreement to $413,650,000 (which amount includes shares that we sold under the Equity Distribution Agreement following Amendment No. 2 to the Equity Distribution Agreement and prior to the date of this amendment). Following Amendment No. 2 to the Equity Distribution Agreement and as of the date of this amendment, we have sold an aggregate of 4,634,393 shares of our common stock pursuant to the Equity Distribution Agreement for gross proceeds of approximately $113.65 million. Sales of our shares of common stock, if any, under this amendment, the prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell our shares of common stock under the Equity Distribution Agreement, we will notify Piper Sandler of the number of shares to be issued, the time period during which such sales are requested to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Piper Sandler, unless Piper Sandler declines to accept the terms of such notice, Piper Sandler has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Piper Sandler under the Equity Distribution Agreement to sell our shares of common stock are subject to a number of conditions that we must meet.

The settlement of sales of shares between us and Piper Sandler is generally anticipated to occur on the first full business day following the date on which the sale was made. Sales of our shares of common stock as contemplated in this amendment and the prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Piper Sandler may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Piper Sandler a commission of up to 3.0% of the aggregate gross proceeds we receive from each sale of our shares of common stock. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we agreed to reimburse Piper Sandler for the fees and disbursements of its counsel, in an amount not to exceed (i) $50,000 in connection with the execution of the Equity Distribution Agreement and filing of the registration statement and prospectus relating to the Equity Distribution Agreement, (ii) $50,000 in connection with the execution of Amendment No. 2 to the Equity Distribution Agreement dated October 31, 2024 and the filing of the prospectus supplement, (iii) $50,000 in connection with the execution of the Equity Distribution Agreement Amendment and the filing of this amendment and (iv) $20,000 per quarter in connection with the transactions contemplated hereunder. In accordance with Financial Industry Regulatory Authority, Inc. Rule 5110 these reimbursed fees and expenses are deemed sales compensation in connection with this offering. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Piper Sandler under the terms of the Equity Distribution Agreement, will be approximately $1.2 million. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Piper Sandler will provide written confirmation to us before the open on The Nasdaq Global Market on the day following each day on which our shares of common stock are sold under the Equity Distribution Agreement. Each confirmation will include the number of shares sold on that day, the volume-weighted average price of the shares sold and the proceeds to us of such shares.

In connection with the sale of our shares of common stock on our behalf, Piper Sandler will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Piper Sandler will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Piper Sandler against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Piper Sandler may be required to make in respect of such liabilities.

The offering of our shares of common stock pursuant to the Equity Distribution Agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the Equity Distribution Agreement and (ii) the termination of the Equity Distribution Agreement as permitted therein. We and Piper Sandler may each terminate the Equity Distribution Agreement at any time upon specified prior notice.

This summary of the material provisions of the Equity Distribution Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Equity Distribution Agreement is filed with the SEC and is incorporated by reference into the registration statement of which this amendment and the prospectus supplement are a part. See the section entitled “Where You Can Find More Information; Incorporation by Reference” above.

Piper Sandler and its affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they have received, and may in the future receive, customary fees. In the course of its business, Piper Sandler may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Piper Sandler may at any time hold long or short positions in such securities.

A prospectus supplement and any applicable amendments thereto in electronic format may be made available on a website maintained by Piper Sandler, and Piper Sandler may distribute this amendment and the prospectus supplement electronically.

LEGAL MATTERS

Fenwick & West LLP, San Francisco, California, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Nurix Therapeutics, Inc. Piper Sandler is being represented in connection with this offering by Davis Polk & Wardwell LLP, Redwood City, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended November 30, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s significant losses and negative cash flows from operations as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Up to $413,650,000

Common Stock

AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT

Piper Sandler

March 6, 2026